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                                                            EXHIBIT 11

              TRIGEN ENERGY CORPORATION AND SUBSIDIARIES
                    Computation of Earnings Per Share
       (All amounts in thousands, except share and per share data)


                        Three Months Ended June 30,  Six Months Ended June 30,
                            1996        1995         1996        1995

Earnings Per Share
  -Primary

Net income                 $2,498      $2,140       $6,679      $5,398
                           ======      ======       ======      ======

Weighted average number
 of common and common
 equivalent shares
 applicable to primary
 earnings per share
 calculation             11,506,844  11,386,362   11,488,251  11,379,581

Dilutive effect of
 stock options               59,500      64,888       61,902      79,765

                         ----------  ----------   ----------  ----------

Weighted average number
 of shares outstanding   11,566,344  11,451,250   11,550,153  11,459,346
                         ==========  ==========   ==========  ==========
Net income per share -
 primary                     $ 0.22      $ 0.19       $ 0.58       $0.47
                            =======     =======      =======      ======


Earnings Per Share -
 Assuming Full Dilution

Net income                  $ 2,498     $ 2,140      $ 6,679     $ 5,398

Plus: Interest on
 convertible subordinated
 debt (net of taxes)            152         109          304         218
                            -------     -------       -------    -------

Net income for fully
 diluted earnings per
 share calculation          $ 2,650     $ 2,249       $ 6,983    $ 5,616
                            =======     =======       =======    =======


Weighted average number of
 common and common
 equivalent shares
 applicable to fully
 diluted earnings
 per share calculation

Weighted average number
 of shares outstanding    11,506,844  11,386,362  11,488,251  11,379,581

Shares issuable upon
 conversion of
 subordinated debt           264,901     283,688     264,901     283,688

Dilutive effect of stock
 options                      59,500      64,888      61,902      79,765
                          ----------  ----------  ----------  ----------
                          11,831,245  11,734,938  11,815,054  11,743,034
                          ==========  ==========  ==========  ==========

Net income per share
 assuming full dilution       $ 0.22      $ 0.19      $ 0.59      $ 0.48
                              ======      ======      ======      ======

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